Exhibit 99.01

Press Release
www.shire.com

Shire Reports Positive Signal Finding Study of Investigative Use of VYVANSE® (lisdexamfetamine dimesylate) Capsules as Adjunctive Treatment in Major Depressive Disorder

Philadelphia, PA – October 29, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced results from a Phase 2 signal finding study of VYVANSE® [lisdexamfetamine dimesylate (or SPD489)] in patients who have had residual symptoms of depression following treatment with LEXAPRO® (escitlopram) for Major Depressive Disorder (MDD).  Based on these findings, Shire intends to advance discussions with regulators to explore the development of program parameters for additional studies of VYVANSE as adjunctive therapy to primary anti-depressant treatments in patients with MDD.

VYVANSE is a prescription medicine currently approved in the US for the treatment of Attention Deficit Hyperactivity Disorder (ADHD). Efficacy was based on two controlled trials in children aged six to 12 and two controlled trials in adults.  VYVANSE should be used as part of a total treatment program that may include counseling or other therapies.

VYVANSE is a federally controlled substance (CII) because it can be abused or lead to dependence. Keep VYVANSE in a safe place to prevent misuse and abuse. Selling or giving away VYVANSE may harm others, and is against the law.   VYVANSE is a stimulant medication.  Misuse of stimulants may cause sudden death and serious cardiovascular adverse events.

In this investigational 14-week, double-blind, randomized, placebo-controlled study (n=246), VYVANSE was administered orally as an adjunctive therapy for 6 weeks to adults between the ages of 18 and 55, who continued to experience symptoms of depression following a prospective 8-week treatment period with 20 mg/day of escitalopram/LEXAPRO®.  Continuing symptoms were defined as a total HAM-D17 score≥ 4 at the end of this prospective phase (n=177). In the randomized period, eligible subjects received escitalopram plus either placebo or VYVANSE (dose optimized over the range of 20 to 50 mg per day) on a 1:1 basis.

The primary study endpoint was the mean change in the total MADRS score after 6 weeks of blinded treatment in the non-remitter subset (n=129) of the randomized population, defined as subjects with a total MADRS score of >10 after the 8 week escitalopram treatment. The significance level was prospectively set at 10%.

VYVANSE demonstrated improvement compared to placebo on the mean total MADRS of
-2.3 [90% CI -4.5 to -0.1] after 6 weeks of treatment in the primary analysis of non-remitting subjects (p=0.090).  An additional pre-planned analysis was conducted among subjects who had a total MADRS score >10 and achieved < 50% improvement in total MADRS score (n=86).  This analysis found an endpoint LS mean difference between VYVANSE and placebo of -3.9 [90% CI -6.5 to -1.3; p=0.0132 (not adjusted for multiplicity)]. The most commonly reported adverse events (dry mouth, headache, decreased appetite, and insomnia) in the trial were consistent with the known, labeled profile of VYVANSE in ADHD.  Mean blood pressure and mean heart rate changes were also consistent with the product label. No notable mean ECG changes or mean changes in clinical laboratory assessments were reported in this study. The mean dose per day of VYVANSE used for adjunctive therapy with escitalopram was 29.6 mg.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

“Only about 30 to 33 percent of patients will achieve full symptom remission with the first step standard antidepressant treatment,” said Madhukar H. Trivedi, Professor of Psychiatry at University of Texas Southwestern Medical School.  “Therefore, almost two-thirds of patients starting an antidepressant will need a second or third step treatment to achieve symptom relief.  We are encouraged by the signal findings we’ve seen in this Phase 2 study and look forward to further evaluating VYVANSE for adjunctive treatment of patients with inadequate response to treatment in MDD.”

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280
	Matthew Cabrey (mcabrey@shire.com)	+1 484 595 8248

Notes to editors

MDD Phase 2 Trial Design

This Phase 2 trial (SPD489-203) was a multicenter, randomized, double-blind parallel-group, placebo-controlled signal finding study designed to evaluate the safety and efficacy of VYVANSE in the treatment of adult patients aged 18-55 with Major Depressive Disorder (MDD) as an adjunctive therapy to anti-depressant therapy in patients experiencing residual symptoms of depression following treatment with LEXAPRO (escitalopram) monotherapy. The study enrolled approximately 246 patients at 15 study centers across the U.S. Of these, 239 subjects were treated with escitalopram monotherapy for up to 8 weeks (20 mg per day), 177 subjects were randomized (HAM-D17 ≥4) and 129 of the 177 subjects met non-remission criteria (MADRS >10), among which 86 subjects achieved < 50% improvement in total MADRS score. These 129 non-remitting subjects were randomized in a double-blind design to adjunctive treatment with placebo or VYVANSE in addition to escitalopram. Blinded VYVANSE dosing was optimized over the range of 20 to 50 mg, based on clinical criteria. The primary efficacy analysis was the comparison of placebo and VYVANSE on the mean change in total MADRS score after 6 weeks of double-blind treatment. Regular safety assessments examining adverse events, vital signs, and electrocardiographic and laboratory parameters were also performed. Subjects were excluded from the trial if they had a history of ADHD diagnosis, ADHD symptoms, or treatment with ADHD medication. Subjects who were considered a suicide risk were also excluded.

About Major Depressive Disorder (MDD) and Inadequate Response in MDD

Major Depressive Disorder (MDD), also known as major depression, is a mental disorder that causes depressed mood, loss of interest or pleasure, feelings of guilt or low self-worth, disturbed sleep or appetite, low energy, and poor concentration. MDD affects approximately five million patients in the United States alone and total costs for treating this condition exceeded $83.1 billion in 2002.  It is estimated that MDD will become the second leading cause of morbidity worldwide across all ages by 2020.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

While an extensive number of anti-depressants have been approved for monotherapy in MDD, many patients remain symptomatic and disabled by incomplete resolution of MDD symptoms despite treatment with anti-depressant monotherapy at appropriate doses and trial duration. These patients with an inadequate therapeutic response represent up to two-thirds of patients treated with anti-depressant monotherapy. Commonly, these inadequate responders remain symptomatic with respect to mood, concentration, motivation, and interest, often reflected by disability in multiple life domains (e.g., work/school, social life, and home/family life). Major health authorities recognize inadequate response in MDD as a valid target for pharmacologic intervention, with two medications being current approved in the US and/or the EU.

About VYVANSE®

VYVANSE is a prescription medicine for the treatment of ADHD. Efficacy was based on two controlled trials in children aged six to 12 and two controlled trials in adults.  VYVANSE should be used as part of a total treatment program that may include counseling or other therapies.

IMPORTANT SAFETY INFORMATION

VYVANSE is a federally controlled substance (CII) because it can be abused or lead to dependence. Keep VYVANSE in a safe place to prevent misuse and abuse. Selling or giving away VYVANSE may harm others, and is against the law.  VYVANSE is a stimulant medication.  Misuse of stimulants may cause sudden death and serious cardiovascular adverse events.

•	VYVANSE should not be taken by patients who have:
Heart disease or hardening of the arteries,  moderate to severe high blood pressure,  overactive thyroid gland (hyperthyroidism),  glaucoma, agitated states, a history of drug abuse, taken an anti-depression medicine called a monoamine oxidase inhibitor (MAOI) within the last 14 days, or sensitivity to, are allergic to, or had a reaction to other stimulant medicines.

•	VYVANSE is a stimulant medicine. The following have been reported with use of stimulants.
Heart-related problems:
Tell your doctor if you or your child have any heart problems, heart defects, high blood pressure, or a family history of these problems.  Call your doctor right away if you or your child has any signs of heart problems such as chest pain, shortness of breath, or fainting while taking VYVANSE.

Mental (Psychiatric) problems:
Tell your doctor about any mental problems you or your child have, or about a family history of suicide, bipolar illness, or depression.  Call your doctor right away if you or your child have any new or worsening mental symptoms or problems while taking VYVANSE, especially seeing or hearing things that are not real, believing things that are not real, or are suspicious.

•	Serious side effects have been reported with use of stimulant medicines such as VYVANSE, including:
o	seizures, mainly in patients with a history of seizures
o	eyesight changes or blurred vision
o	motion and verbal tics. Patients with tics or Tourette’s syndrome may experience a worsening of symptoms while taking VYVANSE.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

o	slowing of growth. Your child should have his or her height and weight checked often while taking VYVANSE. The doctor may stop treatment if a problem is found during these check-ups.

•	The most common side effects reported in studies of VYVANSE were:

• upper belly pain	• nausea	• dry mouth
• dizziness	• weight loss	• trouble sleeping
• irritability	• decreased appetite	• vomiting

For additional safety information, please see Full Prescribing Information and Medication Guide, including Warning about Potential for Abuse, and discuss with your doctor.

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX